Liberty Energy Inc. Announces Second Quarter 2024 Financial and Operational Results
July 17, 2024
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today second quarter 2024 financial and operational results.
Summary Results and Highlights
•Revenue of $1.2 billion, an 8% sequential increase
•Net income of $108 million, or $0.64 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $273 million, a 12% sequential increase
•Delivered 28% TTM Adjusted Pre-Tax Return on Capital Employed (“ROCE”)2
•Distributed $41 million to shareholders through share repurchases and cash dividends
•Repurchased and retired 0.8% of shares outstanding during the second quarter, and a cumulative 13.2% of shares outstanding since reinstatement of the repurchase program in July 2022
•Demonstrated highest diesel displacement in Company history with natural gas-powered digiFleets and record gas substitution in dual fuel technologies
•Commenced Liberty Power Innovations (“LPI”) operations in Colorado’s DJ Basin
•Deployed Sentinel, Liberty’s custom built AI empowered logistics software platform across all U.S. basins driving significant operational efficiencies
•Achieved record pumping efficiencies and safety performance
“In the second quarter we delivered strong operating and financial performance and demonstrated the value of Liberty’s competitive advantage,” commented Chris Wright, Chief Executive Officer. “We delivered 8% and 12% sequential increases in revenue and Adjusted EBITDA1, respectively, while industry drilling and completions activity modestly softened over the same period. Record average daily pumping efficiencies and record safety performance, coupled with increased utilization of our fleets again underpinned strong results. Our company culture, long-term customer partnerships, innovative technologies, scale, and vertical integration allowed us to deliver a 28% Adjusted Pre-Tax Return on Capital Employed2 for the twelve months ended June 30, 2024.”
“We are focused on providing the most capital efficient, lowest emissions natural gas fueled technologies that maximize our returns while lowering the total delivered cost to our customers. Our displacement of diesel with natural gas is now at the highest level in Company history from the deployment of our natural gas fueled digiFleets and record gas substitution with our dual fuel equipment. Over the past year, we have increased dual fuel gas substitution levels by over 25%. We further enhanced our LPI portfolio with the commissioning of our operations in the DJ Basin, including compression capacity and logistics assets, and generated our first CNG sales in June serving Liberty fleets and customer drilling rigs,” continued Mr. Wright. “The advanced Sentinel logistics platform drove significant operational efficiencies by harnessing real-time data and AI predictive analytics to precisely forecast proppant demand and optimize logistics. Since inception, utilizing the power of Sentinel, Liberty has reduced our already very low proppant delivery downtime by 90% and decreased the truck count and delivery time by approximately 35% each, lowering the cost for our customers to bring a barrel of oil to the market.”
“We have built a differential competitive position and are broadening our advantage with strategic investment in the complete value chain of next generation fleet technologies. LPI’s power generation technology and fueling capabilities enhance our frac business and provide unique expansion opportunities. Our strong investment returns are supported by rising demand for cost effective, reliable, low emission, power dense solutions, with applications both within and outside the oilfield. We are positioned to drive higher earnings in the years ahead, while continuing
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    Adjusted Pre-Tax Return on Capital Employed is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.
3    “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.

to return capital to shareholders. Since the reinstatement of our capital returns program, we have now distributed $458 million to shareholders through the retirement of 13.2% of shares outstanding and quarterly cash dividends,” continued Mr. Wright.
Outlook
Global oil and gas markets remain constructive on favorable multi-year market fundamentals, despite near term volatility in commodity prices. In June, a surprise decision from OPEC+ to gradually unwind voluntary production cuts beginning in October drove oil prices lower. Even then, prices were well above those supportive of attractive E&P returns and have since recovered on relatively balanced supply and demand dynamics owing to resilient global economic growth and rising demand for transportation fuels with the summer travel season underway.
Natural gas prices saw a resurgence from early spring lows as gas producers reduced drilling and completions activity and curtailed production. Recent reinstatement of some curtailed production has moved prices downward but still above recent cycle lows. The commissioning of new LNG export facilities and continued growth in power demand are expected to drive higher natural gas demand, and eventually firmer natural gas prices.
Frac industry trends have moderated marginally in recent periods, on the heels of slightly softer drilling activity in both oil and gas basins during the first half of 2024. Industry-wide completions activity has declined to levels consistent with approximately flat oil and gas production. For the U.S. to deliver rising oil and gas production levels, completions activity would need to rise. Signs of tightness for quality frac crews may emerge in 2025 on a demand pull for energy. The attrition of older equipment from higher intensity fracs with increased horsepower requirements is reducing the available horsepower to meet frac fleet demand.
As E&P operators continue to consolidate, their efforts are focused on efficiency gains through partnership with service companies that can deliver superior performance and provide technical solutions to create value. Liberty’s supply chain has continued to rapidly innovate and drive efficiencies in procurement, construction, and delivery of essential materials for frac operations. The resulting efficiencies benefit both our customers and our business. Liberty’s digiTechnologies, LPI services, top-notch supply chain, scale and integrated services enable us to drive improvements across the board for our customers and grow our industry competitive advantage.
“As we continue to execute on our returns-focused value proposition, we are well-positioned to deliver strong financial and operational performance. Our strategic investments deepen our portfolio of natural gas fueled pumping and power generation technologies, driving higher earnings and cash flow generation potential,” commented Chris Wright.
“Industry conditions moderated through the first half of the year. We now anticipate total North American completions activity will be modestly softer in the second half of the year due to budget front-loading by some operators. However, we expect Liberty’s financial performance to be similar in the second half of the year compared to the first half,” continued Mr. Wright. “We expect to continue investing in our competitively advantaged portfolio, deliver healthy free cash flow and return capital to our shareholders. We are committed to safely and responsibly creating long-term value for our partners and shareholders.”
Share Repurchase Program
During the quarter ended June 30, 2024, Liberty repurchased and retired 1,319,885 shares of Class A common stock at an average of $22.39 per share, representing 0.8% of shares outstanding, for approximately $30 million. Liberty has cumulatively repurchased and retired 13.2% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $362 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Cash Dividend
During the quarter ended June 30, 2024, the Company paid a quarterly cash dividend of $0.07 per share of Class A common stock, or approximately $12 million in aggregate to shareholders.
On July 16, 2024, the Board declared a cash dividend of $0.07 per share of Class A common stock, to be paid on September 20, 2024 to holders of record as of September 6, 2024.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Second Quarter Results
For the second quarter of 2024, revenue was $1.2 billion, a decrease of 3% from $1.2 billion in the second quarter of 2023 and an increase of 8% from $1.1 billion in the first quarter of 2024.
Net income (after taxes) totaled $108 million for the second quarter of 2024 compared to $153 million in the second quarter of 2023 and $82 million in the first quarter of 2024.
Adjusted Net Income3 (after taxes) totaled $103 million for the second quarter of 2024 compared to $153 million in the second quarter of 2023 and $82 million in the first quarter of 2024.
Adjusted EBITDA1 of $273 million for the second quarter of 2024 decreased 12% from $311 million in the second quarter of 2023 and increased 12% from $245 million in the first quarter of 2024.
Fully diluted earnings per share of $0.64 for the second quarter of 2024 compared to $0.87 for the second quarter of 2023 and $0.48 for the first quarter of 2024.
Adjusted Net Income per Diluted Share3 of $0.61 for the second quarter of 2024 compared to $0.87 for the second quarter of 2023 and $0.48 for the first quarter of 2024.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of June 30, 2024, Liberty had cash on hand of $30 million, an increase from first quarter levels, and total debt of $147 million, drawn on the secured asset-based revolving credit facility. Total liquidity, including availability under the credit facility, was $271 million as of June 30, 2024.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, July 18, 2024. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 3223898. The replay will be available until July 25, 2024.

About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, unrealized gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net Income and Adjusted Net Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as unrealized gain or loss on investments, net, transaction and other costs, and the loss or gain on remeasurement of liability under our tax receivable agreements, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net Income as net income after eliminating the effects of such excluded items and Adjusted Net Income per Diluted Share as Adjusted Net Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, unrealized gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended June 30, 2024 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of June 30, 2024 and June 30, 2023. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, the impact of the Russian invasion of Ukraine, the impact of announcements and changes in oil production quotas by oil exporting countries, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our current expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, many of which are beyond our control, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on February 9, 2024, in our Form 10-Q for the quarter ended March 31, 2024 as filed with the SEC on April 18, 2024 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.
Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Director of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,159,884	$1,073,125	$1,194,988	$2,233,009	$2,457,065
Costs of services, excluding depreciation, depletion, and amortization shown separately	835,798	782,680	833,456	1,618,478	1,721,872
General and administrative	57,700	52,986	58,034	110,686	111,070
Transaction and other costs	—	—	985	—	1,602
Depreciation, depletion, and amortization	123,305	123,186	99,695	246,491	194,096
Loss (gain) on disposal of assets	1,248	(1,160)	(3,660)	88	(3,173)
Total operating expenses	1,018,051	957,692	988,510	1,975,743	2,025,467
Operating income	141,833	115,433	206,478	257,266	431,598
Unrealized gain on investments, net	(7,201)	—	—	(7,201)	—
Interest expense, net	8,063	7,063	6,475	15,126	14,366
Net income before taxes	140,971	108,370	200,003	249,341	417,232
Income tax expense	32,550	26,478	47,332	59,028	101,815
Net income	108,421	81,892	152,671	190,313	315,417
Less: Net income attributable to non-controlling interests	—	—	—	—	91
Net income attributable to Liberty Energy Inc. stockholders	$108,421	$81,892	$152,671	$190,313	$315,326
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.65	$0.49	$0.88	$1.14	$1.80
Diluted	$0.64	$0.48	$0.87	$1.12	$1.76
Weighted average common shares outstanding:
Basic	166,210	166,325	173,131	166,268	174,840
Diluted	169,669	171,441	176,225	170,647	178,837

Other Financial and Operational Data
Capital expenditures (1)	$134,081	$141,993	$151,746	$276,074	$281,400
Adjusted EBITDA (2)	$273,256	$244,786	$311,463	$518,042	$641,348

(1)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(2)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$30,043	$36,784
Accounts receivable and unbilled revenue	675,637	587,470
Inventories	206,386	205,865
Prepaids and other current assets	90,246	124,135
Total current assets	1,002,312	954,254
Property and equipment, net	1,750,977	1,645,368
Operating and finance lease right-of-use assets	326,203	274,959
Other assets	161,863	158,976
Total assets	$3,241,355	$3,033,557
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$658,845	$572,029
Current portion of operating and finance lease liabilities	85,052	67,395
Total current liabilities	743,897	639,424
Long-term debt	147,000	140,000
Long-term operating and finance lease liabilities	236,249	197,914
Deferred tax liability	102,287	102,340
Payable pursuant to tax receivable agreements	75,027	112,471
Total liabilities	1,304,460	1,192,149

Stockholders' equity:
Common Stock	1,653	1,666
Additional paid in capital	1,027,939	1,093,498
Retained earnings	918,836	752,328
Accumulated other comprehensive loss	(11,533)	(6,084)
Total stockholders’ equity	1,936,895	1,841,408
Total liabilities and equity	$3,241,355	$3,033,557

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income	$108,421	$81,892	$152,671	$190,313	$315,417
Depreciation, depletion, and amortization	123,305	123,186	99,695	246,491	194,096
Interest expense, net	8,063	7,063	6,475	15,126	14,366
Income tax expense	32,550	26,478	47,332	59,028	101,815
EBITDA	$272,339	$238,619	$306,173	$510,958	$625,694
Stock-based compensation expense	6,870	7,327	7,965	14,197	15,143
Unrealized gain on investments, net	(7,201)	—	—	(7,201)	—
Fleet start-up costs	—	—	—	—	2,082
Transaction and other costs	—	—	985	—	1,602
Loss (gain) on disposal of assets	1,248	(1,160)	(3,660)	88	(3,173)
Adjusted EBITDA	$273,256	$244,786	$311,463	$518,042	$641,348

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income	$108,421	$81,892	$152,671	$190,313	$315,417
Adjustments:
Less: Unrealized gain on investments, net	(7,201)	—	—	(7,201)	—
Add back: Transaction and other costs	—	—	985	—	1,602
Total adjustments, before taxes	(7,201)	—	985	(7,201)	1,602
Income tax (benefit) expense of adjustments	(1,656)	—	236	(1,728)	384
Adjusted Net Income	$102,876	$81,892	$153,420	$184,840	$316,635

Diluted weighted average common shares outstanding	169,669	171,441	176,225	170,647	178,837
Net income per diluted share	$0.64	$0.48	$0.87	$1.12	$1.76
Adjusted Net Income per Diluted Share	$0.61	$0.48	$0.87	$1.08	$1.77

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30,
	2024	2023
Net income	$431,304
Add back: Income tax expense	135,695
Less: Gain on remeasurement of liability under tax receivable agreements (1)	(1,817)
Less: Unrealized gain on investments, net	(7,201)
Add back: Transaction and other costs	451
Adjusted Pre-tax net income	$558,432
Capital Employed
Total debt	$147,000	$288,000
Total equity	1,936,895	1,673,941
Total Capital Employed	$2,083,895	$1,961,941

Average Capital Employed (2)	$2,022,918
Adjusted Pre-Tax Return on Capital Employed (3)	28%

(1)Gain on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2024 and 2023.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended June 30, 2024 to Average Capital Employed.